UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

VISTAPRINT N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISTAPRINT N.V.

Hudsonweg 8

5928 LW Venlo

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Vistaprint N.V. will hold its 2012 Annual General Meeting of Shareholders:

on Thursday, November 8, 2012

at 7:00 p.m. Central European Time

at the offices of Albumprinter B.V. (a Vistaprint subsidiary)

Stationsplein 53 – 57

1012 AB Amsterdam

The Netherlands

MATTERS TO BE ACTED UPON AT THE ANNUAL GENERAL MEETING:

(1) Reappoint a member of our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2016;

(2) Appoint a member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2016;

(3) Adopt our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2012;

(4) Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2012;

(5) Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2012;

(6) Authorize our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 6,800,000 of our issued and outstanding ordinary shares (which represents approximately 20% of the 34.1 million shares outstanding as of June 30, 2012) until May 8, 2014 on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the U.S. Securities Exchange Act of 1934, or the Exchange Act), through privately negotiated transactions, or in one or more self tender offers at prices per share between an amount equal to €0.01 and an amount equal to 120% of the market price of our ordinary shares on the NASDAQ Global Select Market, or NASDAQ, or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board);

(7) If our shareholders do not approve Proposal 6 above, authorize our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 3,400,000 of our issued and outstanding ordinary shares (which represents approximately 10% of the 34.1 million shares outstanding as of June 30, 2012) until May 8, 2014 on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the Exchange Act), through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of our ordinary shares on NASDAQ or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board);

(8) Approve an amendment to our articles of association to reduce our authorized capital to 2,000,000 Euros divided into 100,000,000 ordinary shares and 100,000,000 preferred shares;

(9) Approve the cancellation of 5,869,662 ordinary shares held in our treasury account;

(10) Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013;

(11) Hold a non-binding, advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables, and accompanying narrative disclosures in this proxy statement; and

(12) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the annual general meeting.

Shareholders of record at the close of business on October 11, 2012 are entitled to vote at the annual general meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the envelope that we or your bank or brokerage firm have provided. Your prompt response will ensure that your shares are represented at the annual general meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the annual general meeting.

By order of the Management Board,

Chairmanof the Management Board, President and Chief Executive Officer
October [ ], 2012

VISTAPRINT N.V.

Hudsonweg 8

5928 LW Venlo

The Netherlands

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on November 8, 2012

This proxy statement contains information about the 2012 Annual General Meeting of Shareholders of Vistaprint N.V., which we refer to in this proxy statement as the annual meeting or the meeting. We will hold the annual meeting on Thursday, November 8, 2012 at the offices of Albumprinter B.V., one of Vistaprint’s subsidiaries, at Stationsplein 53 – 57, 1012 AB Amsterdam, the Netherlands. The annual meeting will begin at 7:00 p.m. Central European Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Vistaprint N.V. (which is also referred to as we, us or Vistaprint in this proxy statement) for use at the annual meeting and at any adjournment of the annual meeting.

We are first mailing the Notice of Annual General Meeting, this proxy statement, and our Annual Report to Shareholders for the fiscal year ended June 30, 2012 on or about October [    ], 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual General Meeting of Shareholders:

This Proxy Statement and the 2012 Annual Report to Shareholders are available for viewing, printing and downloading at http://proxy.ir.vistaprint.com. In addition, our statutory annual accounts and accompanying annual report, as prepared in accordance with Dutch law and including biographical information about the candidates nominated for appointment as members of our Supervisory Board, are available at our offices at the address above and for viewing, printing, and downloading at http://proxy.ir.vistaprint.com.

We will furnish without charge a copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA. This proxy statement and our Annual Report on Form 10-K are also available on the SEC’s web site at www.sec.gov.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will consider and act upon the 12 matters listed in the Notice of Annual General Meeting of Shareholders that appears on the first page of this proxy statement. Our Management Board and Supervisory Board are not aware of any other business to be transacted at the annual meeting.

Who can vote?

To be able to vote on the matters listed in the Notice of Annual General Meeting of Shareholders that appears on the first page of this proxy statement, you must have been a shareholder of record according to the records of Computershare Trust Company, Inc., our transfer agent, at the close of business on October 11, 2012, which is the record date for the annual meeting. Shareholders of record at the close of business on October 11, 2012 are entitled to vote on each proposal at the annual meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is [            ].

How many votes do I have?

Each ordinary share of Vistaprint that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the annual meeting.

How do I vote?

If you are a holder of record and your shares are not held in “street name” by a bank or brokerage firm, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. For your vote to be counted at the meeting, our transfer agent, Computershare Trust Company, Inc. must receive your proxy no later than 7:00 p.m. Central European Time on the last business day before the meeting.

If your shares are held in street name by a bank or brokerage firm, then you will need to follow the directions your bank or brokerage firm provides to you in order to vote your shares. Many banks and brokerage firms offer the option of voting by mail, over the Internet or by telephone, which will be explained in the voting instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 — 11.

If you attend the annual meeting in person, then you may also vote in person.

Can I change my vote after I have mailed my proxy card?

Yes. If you are a holder of record and your shares are not held in street name, you can revoke your proxy and change your vote by doing any one of the following things:

•

signing another proxy card with a later date and delivering the new proxy card to our Chief Legal Officer at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than 7:00 p.m. Central European Time on the last business day before the meeting;

•	delivering to our Chief Legal Officer written notice no later than 7:00 p.m. Central European Time on the last business day before the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

If your shares are held in street name by a bank or brokerage firm and you wish to revoke or change your voting instructions, then you must follow the directions you receive from your bank or brokerage firm.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in street name by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you.

How do I attend the meeting and vote in person?

If you wish to attend our annual meeting in Amsterdam, the Netherlands in person, please send our Chief Legal Officer written notice at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than November 5, 2012. If you need directions to the meeting, please call Investor Relations at +1-781-652-6480.

If you wish to attend the meeting and your shares are held in street name by a brokerage firm or bank, then you must provide the written notice referenced above and also bring with you to the meeting an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one third of our outstanding ordinary shares must be represented at the annual meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement:

•

Proposals 1 and 2 (elections of supervisory and managing directors):    In accordance with our articles of association, our Supervisory Board adopted unanimous resolutions to make binding nominations of the candidates for supervisory director and managing director. Our shareholders may set aside either or both of these binding nominations only by a vote of at least two thirds of the votes cast at a meeting representing more than half of our share capital.

•	Proposals 3 through 8 and 10: These proposals require the approval of a majority of votes cast at a meeting at which a quorum is present.

•	Proposal 9: This proposal requires the approval of at least two thirds of the votes cast at a meeting representing more than half of our share capital.

•

Proposal 11 (advisory “say on pay”):    This proposal requires the approval of a majority of votes cast at a meeting at which a quorum is present. This vote is non-binding and advisory in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

For Proposals 1 through 10, Dutch law and our articles of association provide that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. For Proposal 11, ordinary shares abstaining from voting and broker non-votes will not count as shares present at the meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter, or the shares are broker non-votes.

Who will count the votes?

Computershare Trust Company, Inc., our transfer agent, will count, tabulate and certify the votes.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote:

FOR the reappointment of Mark T. Thomas to serve as a member of our Supervisory Board for a term of four years ending on the date of our annual general meeting of shareholders in 2016 (Proposal 1);

FOR the appointment of Hauke Hansen to serve as a member of our Management Board for a term of four years ending on the date of our annual general meeting of shareholders in 2016 (Proposal 2);

FOR the adoption of our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2012 (Proposal 3);

FOR the discharge of the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2012 (Proposal 4);

FOR the discharge of the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2012 (Proposal 5);

FOR the authorization of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 6,800,000 of our issued and outstanding ordinary shares until May 8, 2014 (Proposal 6);

FOR the authorization of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 3,400,000 of our issued and outstanding ordinary shares until May 8, 2014, in case shareholders do not approve Proposal 6 above (Proposal 7);

FOR the amendment to our articles of association to reduce our authorized capital to 2,000,000 Euros divided into 100,000,000 ordinary shares and 100,000,000 preferred shares (Proposal 8);

FOR the cancellation of 5,869,662 ordinary shares held in our treasury account (Proposal 9);

FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013 (Proposal 10); and

FOR the approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (Proposal 11).

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

Within four business days after the annual meeting, we will report the voting results on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2013 annual general meeting?

Because we are a Dutch limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate to be considered for election to our Supervisory Board at our 2013 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2013 annual general meeting.

Under our Dutch articles of association, if you are interested in submitting a proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2013 annual general meeting.

•	The number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

Under our articles of association, shareholders do not have the right to nominate or appoint their own candidates for supervisory director directly, but if you submit information about a potential candidate for supervisory director to our Nominating and Corporate Governance Committee, as described in the section of this proxy statement entitled “Supervisory Director Nomination Process,” then our Nominating and Corporate Governance Committee will consider whether he or she is appropriate for nomination to our Supervisory Board.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2013 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our 2013 proxy statement, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than June [    ], 2013.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Vistaprint N.V.

Hudsonweg 8

5928 LW Venlo

The Netherlands

With a copy to:

Chief Legal Officer

Vistaprint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $7,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our supervisory directors, officers, and selected other employees may also solicit proxies by mail, telephone, e-mail or by other means of communication. Supervisory directors, officers, and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in street name, or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of September 4, 2012 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of our Supervisory Board;

•	our named executive officers who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our supervisory directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned(2)	Percent of Ordinary Shares Beneficially Owned(3)
5% Shareholders
Baillie Gifford & Co.(4)	2,167,070	6.3%
Calton Square, 1 Greenside Row
Edinburgh XO EH13AN Scotland
Brave Warrior Advisors, LLC(5)	3,932,266	11.5
12 East 49th Street, 14th Floor
New York, NY 10017 USA
Janus Capital Management LLC(6)	5,463,499	16.0
151 Detroit Street
Denver, CO 80206 USA
Prescott General Partners LLC(7)	3,618,179	10.6
323 Railroad Avenue
Greenwich, CT 06830 USA
Wasatch Advisors Inc.(8)	1,973,044	5.8
150 Social Hall Avenue, Suite 400
Salt Lake City, UT 84111 USA
Executive Officers, Supervisory Directors, and Nominees for Supervisory Director
Robert S. Keane(9)(10)	3,400,853	9.5
Katryn Blake(10)	65,263	*
John J. Gavin, Jr.(10)	47,346	*
Peter Gyenes(10)	31,047	*
Donald R. Nelson(10)	57,340	*
George M. Overholser(10)	82,743	*
Louis R. Page(10)(11)	193,044	*
Richard T. Riley(10)	61,606	*
Nicholas Ruotolo(10)(12)	65,162	*
Ernst J. Teunissen(10)	24,526	*
Mark T. Thomas(10)(13)	27,792	*
All executive officers and supervisory directors as a group (11 persons)(14)	3,996,643	11.1%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each supervisory director and executive officer listed is c/o Vistaprint, Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)	For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship. The number of ordinary shares beneficially owned by each person or entity included in the table above is determined under rules promulgated by the SEC. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of September 4, 2012 (i.e., November 3, 2012), including through the exercise of share options or through the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on September 4, 2012 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 34,196,363, the number of ordinary shares outstanding on September 4, 2012, plus any shares issuable to the shareholder within 60 days after September 4, 2012 (i.e., November 3, 2012), including restricted share units that vest and share options that are exercisable on or before November 3, 2012.

(4)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on January 17, 2012.

(5)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on July 10, 2012.

(6)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 14, 2012.

(7)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on January 5, 2012.

(8)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on February 14, 2012.

(9)	Includes an aggregate of (i) 1,638,504 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane and/or members of his immediate family, or the Trusts, and (ii) 99,381 shares held by a charitable entity established by Mr. Keane and his spouse. Trustees who are independent of Mr. Keane and/or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(10)	Includes the number of shares listed below that each executive officer and supervisory director has the right to acquire under share options and restricted share units that vest on or before November 3, 2012:

•	Mr. Keane: 1,662,968 shares, held by the Trusts

•	Ms. Blake: 37,879 shares

•	Mr. Gavin: 31,097 shares

•	Mr. Gyenes: 21,726 shares

•	Mr. Nelson: 33,072 shares

•	Mr. Overholser: 24,646 shares

•	Mr. Page: 19,079 shares

•	Mr. Riley: 49,079 shares

•	Mr. Ruotolo: 25,566 shares

•	Mr. Teunissen: 10,990 shares

•	Mr. Thomas: 7,856 shares

(11)	Includes an aggregate of (i) 161,438 shares held in a margin account by Window to Wall Street, Inc., of which Mr. Page is President, and (ii) 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children. Mr. Page disclaims beneficial ownership of the shares held by Window to Wall Street, Inc. and for the benefit of his minor children, except to the extent of his pecuniary interest therein.

(12)	Mr. Ruotolo resigned as a Vistaprint executive officer effective July 1, 2012.

(13)	Includes 2,500 shares owned by a family limited liability company of which Mr. Thomas is a manager. Mr. Thomas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)	Includes a total of 1,899,151 shares that all of our current executive officers and supervisory directors have the right to acquire under share options and restricted share units that vest on or before November 3, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our supervisory directors, executive officers, and the holders of more than 10% of our ordinary shares, referred to as reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our ordinary shares and other equity securities. SEC regulations also require these reporting persons to furnish us with copies of all such reports that they file.

Based solely on our review of reports filed by the reporting persons and written representations from such persons, we believe that all reporting persons complied with all Section 16(a) filing requirements during fiscal 2012.

PROPOSAL 1 — REAPPOINTMENT OF A MEMBER OF THE SUPERVISORY BOARD

The six members of our Supervisory Board serve for rotating four-year terms:

•	Mark T. Thomas’ term expires at this 2012 annual general meeting, and we are asking our shareholders to reappoint him;

•	The terms of John J. Gavin, Jr. and George M. Overholser expire at our 2013 annual general meeting;

•	The terms of Louis R. Page and Richard T. Riley expire at our 2014 annual general meeting; and

•	Peter Gyenes’ term expires at our 2015 annual general meeting.

None of the members of our Supervisory Board is an employee of Vistaprint.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Supervisory Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Supervisory Board. In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted a unanimous resolution to make a binding nomination of Mark T. Thomas and John J. Gavin, Jr. to serve as a supervisory director for a term of four years ending on the date of our annual general meeting of shareholders in 2016. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Thomas for this position because of his valuable service as a supervisory director due in part to his extensive strategy, investment, and international business experience.

The persons named in the enclosed proxy card will vote to reappoint Mr. Thomas as a member of our Supervisory Board, unless you withhold authority to vote for his reappointment by marking the proxy card to that effect. Mr. Thomas has indicated his willingness to serve if appointed.

Mr. Thomas is currently a member of our Supervisory Board. You can find more information about Mr. Thomas and the other members of our Supervisory Board in the section of this proxy statement entitled “INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS.”

The Management Board and Supervisory Board recommend that you vote FOR the reappointment of Mr. Thomas as a member of our Supervisory Board.

PROPOSAL 2 — APPOINTMENT OF A MEMBER OF THE MANAGEMENT BOARD

As a Dutch company, we have a two-tiered board structure consisting of a Supervisory Board, which comprises our independent, non-employee supervisory directors, and a Management Board, which comprises managing directors who are also our executive officers. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s aims and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis, and addressing corporate social responsibility issues that are relevant to Vistaprint. The Management Board is accountable to the Supervisory Board and to our shareholders.

Our Management Board currently consists of four members who serve as managing directors for four-year terms:

•	The term of Robert S. Keane, our President, Chief Executive Officer and Chairman of the Management Board, expires at our 2013 annual general meeting;

•	The term of Katryn Blake, our Executive Vice President, Global Marketing and Chief Customer Officer, expires at our 2015 annual general meeting;

•	The term of Donald Nelson, our Executive Vice President, Capabilities and Chief Information Officer, expires at our 2015 annual general meeting; and

•	The term of Ernst Teunissen, our Executive Vice President and Chief Financial Officer, expires at our 2015 annual general meeting.

In August 2012, we designated Hauke Hansen, our Senior Vice President and Chief Manufacturing Officer, as an executive officer of Vistaprint, and we are asking our shareholders to elect him to our Management Board. You can find more information about Dr. Hansen and the current members of our Management Board in the section of this proxy statement entitled “INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS.”

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Management Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Management Board. In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted a unanimous resolution to make a binding nomination of Hauke Hansen and Katryn Blake to serve as a member of the Management Board for a term of four years ending on the date of our annual general meeting of shareholders in 2016. The Supervisory Board recommends that shareholders vote for the appointment of Dr. Hansen for this position.

The persons named in the enclosed proxy card will vote to appoint Dr. Hansen as a member of our Management Board, unless you withhold authority to vote for his appointment by marking the proxy card to that effect. Dr. Hansen has indicated his willingness to serve if appointed.

The Management Board and Supervisory Board recommend that you vote FOR the appointment of Dr. Hansen as a member of our Management Board.

PROPOSAL 3 — ADOPTION OF ANNUAL ACCOUNTS

At the annual meeting, we are asking you to confirm and adopt our Dutch statutory annual accounts, or Annual Accounts, for the fiscal year ended June 30, 2012, which are our audited consolidated financial statements prepared in accordance with Dutch law. As a Dutch company, we are required by Dutch law and our articles of association to prepare the Annual Accounts and submit them to our shareholders for confirmation and adoption. Our Annual Accounts are different from our audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2012 that were prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, as required by United States law and NASDAQ listing standards for companies with securities listed on U.S. stock markets.

The Annual Accounts contain some disclosures that are not required under U.S. GAAP. In addition, the report of our Management Board that accompanies the Annual Accounts, as required by Dutch law, contains information included in this proxy statement, our Annual Report on Form 10-K, and other information required by Dutch law.

It is important that our shareholders adopt our Annual Accounts because it is a Dutch law requirement and also because we are not permitted under Dutch law to take certain corporate actions unless our Annual Accounts are adopted.

You can access a copy of the Annual Accounts through our website at http://proxy.ir.vistaprint.com or by sending a written request to:

Investor Relations

Vistaprint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

USA

Our Management Board and Supervisory Board recommend that you vote FOR the confirmation and adoption of the Annual Accounts.

PROPOSALS 4 AND 5 — DISCHARGE OF MANAGEMENT BOARD AND

SUPERVISORY BOARD FROM CERTAIN LIABILITY

At the annual meeting, as permitted under Dutch law and customary for Dutch companies, we are asking you to discharge the members of our Management Board and Supervisory Board from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended June 30, 2012. If our shareholders approve this discharge of liability, then our Management Board and Supervisory Board members will not be liable to Vistaprint for actions that they took on behalf of the company in the exercise of their duties during fiscal 2012. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Management Board and Supervisory Board to our shareholders. The discharge is also subject to the provisions of Dutch laws relating to liability upon bankruptcy.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of our Management Board and Supervisory Board from liability as described above.

PROPOSALS 6 AND 7 — AUTHORIZATION TO REPURCHASE SHARES

Under Dutch law and our articles of association, our shareholders may authorize our Management Board, with the approval of our Supervisory Board and subject to certain Dutch statutory provisions, to repurchase outstanding shares on our behalf in an amount, at prices, and in the manner authorized by the shareholders. The approval of either or both of Proposal 6 and Proposal 7 will give us the flexibility to repurchase our ordinary shares without the expense of calling further general meetings of shareholders. Under Dutch law and our articles of association, a shareholder authorization to repurchase shares may not continue for more than 18 months, but may be given on a rolling basis. On September 30, 2011, we received authorization from our shareholders to repurchase up to 20% of our issued and outstanding ordinary shares on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the Exchange Act) or in one or more self tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of our ordinary shares. As of June 30, 2012, we have repurchased 6,826,148 ordinary shares under this authority, which represents most of the shares available under this authority, and we are limited in the further repurchases we can make until our shareholders provide a new authorization to our Management Board. We are now seeking authorization to repurchase additional ordinary shares.

The Management Board believes that we would benefit from a grant of authority to the Management Board, acting with the approval of our Supervisory Board, to repurchase additional ordinary shares. If the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us and our shareholders. Our Management Board, with the prior approval of our Supervisory Board, would determine the number of shares repurchased, if any, and the timing and manner of any repurchases in light of prevailing market conditions, our available resources, and other factors that we cannot now predict. The repurchased shares could be used for any valid corporate purpose, including the issuance of shares under our equity compensation plans or for acquisitions, mergers or similar transactions. The reduction in our issued and outstanding shares resulting from any repurchases would increase the proportionate interest of the remaining shareholders in whatever future profits we may earn. Under Dutch law, the number of our ordinary shares that we or our subsidiaries hold may never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with maximum flexibility, pursuant to Proposal 6, we propose that our shareholders grant the Management Board authority to repurchase up to 6,800,000 of our issued and outstanding ordinary shares (which represents approximately 20% of the 34.1 million shares outstanding as of June 30, 2012) on the open market, through privately negotiated transactions or in one or more self tender offers at prices per share between an amount equal to € 0.01 (or the U.S. dollar equivalent) and an amount equal to 120% of the market price of our ordinary shares on NASDAQ or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board). This authority would begin on the date of the annual meeting and extend for 18 months until May 8, 2014.

Because the guidelines of some proxy advisory firms suggest limiting the number of shares a Dutch company may repurchase to 10% of the company’s outstanding shares, in case our shareholders do not approve the authorization described above to repurchase up to 6,800,000 of our outstanding ordinary shares, we are also asking our shareholders to approve an alternate Proposal 7 to repurchase up to 3,400,000 of our issued and outstanding ordinary shares (which represents approximately 10% of the 34.1 million shares outstanding as of June 30, 2012). Under this alternate Proposal 7, we propose that our shareholders grant the Management Board authority for the repurchase of up to 3,400,000 of our issued and outstanding ordinary shares on the open market, through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to € 0.01 (or the U.S. dollar equivalent) and an amount equal to 110% of the market price of our ordinary shares on NASDAQ or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board). This authority would begin on the date of the annual meeting and extend for 18 months until May 8, 2014.

An authorization to repurchase either 6,800,000 or 3,400,000 of our issued and outstanding ordinary shares would not necessarily mean that we will repurchase either amount over the authorization period. We may choose to repurchase fewer than all of the shares authorized or none at all, and we are seeking the authorizations described in Proposals 6 and 7 to have the flexibility to make repurchases if we believe doing so would be in the best interests of Vistaprint and our shareholders. Our Supervisory Board and Management Board will analyze many factors relating to a repurchase decision, including share price relative to our anticipated future cash flows, our ability to use operating cash flow and/or debt to repurchase the shares while staying within our debt covenants, the amount of cash and/or debt capacity we have for other uses including general operating purposes, general shareholder concentration, and liquidity concerns, as well as other items.

If our shareholders approve both Proposals 6 and 7, we intend to make share repurchases, if any, under the authorization set forth in Proposal 6 to repurchase up to 6,800,000 of our issued and outstanding shares.

Our Management Board and Supervisory Board recommend that you vote FOR the authorization of the Management Board and Supervisory Board to repurchase our issued and outstanding ordinary shares as described above.

PROPOSAL 8 — APPROVAL OF AMENDMENT TO ARTICLES OF ASSOCIATION

Our Management Board and Supervisory Board propose to amend our articles of association to reduce our authorized capital to 2,000,000 Euros divided into 100,000,000 ordinary shares and 100,000,000 preferred shares, each with a par value of 0.01 Euros per share.

Under Dutch law, we are required to have at all times issued capital equal to at least 20% of our authorized capital. Under our current articles of association, we have authorized capital of 2,400,000 Euros divided into 120,000,000 ordinary shares and 120,000,000 preferred shares, each with a par value of 0.01 Euros per share. Therefore, 20% of our current authorized capital is 480,000 Euros, or 48,000,000 shares, and at June 30, 2012 we had 49,950,289 ordinary shares and no preferred shares issued. As described below in Proposal 9, we wish to cancel 5,869,662 of the ordinary shares we hold in our treasury account to help us manage our share repurchase activities, but doing so would reduce our issued capital below 20% of our current amount of authorized capital.

We propose to amend our articles of association to reduce our authorized capital to 2,000,000 Euros as described above to allow us to cancel the 5,869,662 treasury shares we currently propose to cancel pursuant to Proposal 9 below and also to provide us with the flexibility to cancel additional treasury shares in the future, subject to the approval of our shareholders, if we believe such a future cancellation would be in the best interests of Vistaprint and our shareholders. If our shareholders approve the reduction in our authorized ordinary shares to 100,000,000 pursuant to this Proposal 8, then we would have approximately 60 million ordinary shares available for future issuance, including treasury shares that may be reissued, which we believe will provide us with sufficient shares for any future issuances.

If our shareholders approve this Proposal 8, then the amendment to our articles of association will be effected by the execution of a notarial deed of amendment by a Dutch public notary, and by voting in favor of this proposal, our shareholders designate each member of our Management Board and each civil law notary, junior civil law notary, notarial assistant, and each lawyer working at Stibbe, our Dutch law firm, to have the notarial deed executed.

Our Management Board and Supervisory Board recommend that you vote FOR the amendment to our articles of association, as described above.

PROPOSAL 9 — CANCELLATION OF TREASURY SHARES

At the annual meeting, as permitted under Dutch law, we are asking you to approve the cancellation of 5,869,662 of the ordinary shares held in our treasury account, which represent the shares we held in treasury before we redomiciled our publicly traded parent company from Bermuda to the Netherlands in August 2009. Under Dutch law and our articles of association, we need shareholder approval to cancel treasury shares.

Under Dutch law, we and our subsidiaries can hold no more than 50% of our issued share capital at any time. Due to our share repurchase activity over the last two years and future repurchases, if any, that we may make under Proposals 6 or 7 or otherwise, we are approaching this 50% limit, and in order to provide us with flexibility to repurchase additional ordinary shares in the future, our Management Board believes it would be advisable and in the best interests of our shareholders to cancel some of the shares we currently hold in treasury. For clarity, we do not need to cancel any shares to repurchase 6,800,000 or 3,400,000 of our issued and outstanding shares as contemplated by Proposals 6 and 7 above, respectively. However, if Proposal 8 above to amend our articles of association to reduce our authorized share capital is not approved, then we cannot cancel the 5,869,662 treasury shares because doing so would bring our issued capital below 20% of our authorized capital.

If this Proposal 9 and Proposal 8 above to reduce our authorized share capital are approved, then we will follow the procedure set forth under Dutch law to cancel the 5,869,662 treasury shares, including the publication of notices in the Dutch trade registry and a Dutch daily newspaper and a two-month waiting period before cancellation to allow any creditors who wish to do so to oppose the cancellation. Once the procedure is complete, if no creditors oppose the cancellation, we will cancel the 5,869,662 treasury shares, which will become authorized but unissued ordinary shares. If either this Proposal 9 or Proposal 8 above is not approved, then we will not cancel any treasury shares at this time.

Our Management Board and Supervisory Board recommend that you vote FOR the cancellation of 5,869,662 ordinary shares held in our treasury account, as described above.

PROPOSAL 10 — APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013. If this proposal is not approved by our shareholders at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. We do not expect that Ernst & Young LLP will attend the annual meeting or be available to answer questions.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2012 and June 30, 2011. The amounts reported for each fiscal year represent the fees and expenses for services rendered during the applicable fiscal year, regardless of when the fees and expenses were billed.

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$1,310,741	$897,592
Audit-Related Fees(2)	4,800	12,995
Tax Fees(3)	578,205	553,453
All Other Fees	—	—

Total Fees	$1,893,746	$1,464,040

(1)	Audit fees and expenses consisted of fees and expenses billed for the audit of our financial statements for the years ended June 30, 2012 and 2011, statutory audits of Vistaprint N.V. and certain of our subsidiaries, quarterly reviews of our financial statements, and the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the U.S. Sarbanes-Oxley Act. The audit fees and expenses for fiscal 2012 include the audits of two acquisitions, including the related purchase accounting.

(2)	Audit-related fees and expenses consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate principally to consultations regarding financial accounting and reporting matters and fees for access to certain online accounting reference applications.

(3)	Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services. Tax compliance services accounted for $50,000 and $79,003 of the total tax fees in fiscal 2012 and 2011, respectively.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee may pre-approve services that are expected to be provided to Vistaprint by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to Vistaprint.

During fiscal 2012, no services were provided to Vistaprint by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

PROPOSAL 11 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the annual meeting, we are asking our shareholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, or CD&A, executive compensation tables, and accompanying narrative disclosures in this proxy statement. This is an advisory vote, meaning that this proposal is not binding on us, but our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the shareholder vote when making future compensation decisions for our named executive officers.

Please carefully read the CD&A section of this proxy statement, including the Executive Overview. As you cast your vote on this Proposal 11, we would like you to consider the following compensation program highlights, which are described in more detail in CD&A:

•

In fiscal 2012, our Compensation Committee determined that it would be in the best interests of Vistaprint and our shareholders to revise our executive compensation program to increase the emphasis on Vistaprint’s long-term performance and our new five-year growth strategy using our share price as the primary performance metric. To ensure that our revised compensation program would align with our shareholders’ interests, we reached out to our eight largest non-management shareholders, who at that time beneficially owned approximately 67% of our outstanding ordinary shares, to seek their input on our revised executive compensation program. We then incorporated our shareholders’ feedback into our executive compensation design.

•

Based on our shareholder outreach process and compensation philosophy, we granted our named executive officers share options with an exercise price of $50.00, which is at least 33% higher than the fair market value of our ordinary shares on the grant dates. In addition, our Chief Executive Officer may not exercise his options unless our share price on NASDAQ is at least $75.00 on the exercise date.

•

As a result of our shareholders’ feedback in our 2011 “say on pay” vote, our Compensation Committee decided that, after August 1, 2012, we will no longer include excess parachute payment tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

•

We pay our executive officers based on Vistaprint’s performance. For fiscal 2012, 98% of our Chief Executive Officer’s total compensation and an average of 75% of our other executive officers’ total compensation was at risk.

As required by Dutch law, we have a shareholder-approved Remuneration Policy that applies to our Management Board members, which you can find at www.vistaprint.com, and the compensation of our named executive officers is in accordance with the Remuneration Policy. This advisory vote on executive compensation does not amend the Remuneration Policy in any way.

In 2011, a majority of our shareholders voted to hold the advisory vote to approve our executive compensation on an annual basis. Therefore, we intend to put forth at each annual general meeting of shareholders an advisory vote on the compensation of our named executive officers for the immediately preceding fiscal year.

Our Management Board and Supervisory Board recommend that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS

Our Supervisory Board:

Our Supervisory Board currently consists of six independent, non-employee supervisory directors.

Nominee for Member of our Supervisory Board whose term expires at this 2012 Annual General Meeting:

MARK T. THOMAS, Director since November 2009

Mr. Thomas, age 58, has served as a Founder and Partner of Monitor Clipper Partners, a middle market private equity firm, since December 1997 and also serves as member of Monitor Clipper Partners’ Investment Committee and as a director of several of its portfolio companies. In addition, Mr. Thomas is a co-founder of Monitor Company Group LP, a global marketing and strategy consulting firm, where he has served in various leadership positions since 1983, most recently as a member of Monitor Company Group’s Management Committee and chair of its Audit Committee. Mr. Thomas brings to the Supervisory Board his extensive strategy, investment and international business experience, which includes more than 20 years of building companies, serving on boards and providing advice to top executives on strategic matters.

Members of our Supervisory Board whose terms will expire at our 2013 Annual General Meeting:

JOHN J. GAVIN, Jr., Director since August 2006

Mr. Gavin, age 57, served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, from January 2007 through June 2008, when it was acquired by BMC Software. Mr. Gavin also serves on the boards of Qlik Technologies Inc., a provider of business intelligence solutions; and BroadSoft, Inc., a global provider of residential and business Voice over IP applications. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services. From 2001 to 2005, Mr. Gavin was a member of the Board of Directors of Ascential Software, which was acquired by IBM in April 2005. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, a consulting firm, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation, a manufacturer of computing equipment that was acquired by EMC Corporation, including serving as Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP, an accounting firm, in various accounting and audit positions including as Senior Manager in charge of multi-national audits. From February 2009 until its sale in August 2012, Mr. Gavin also served as a member of the board of directors of Consona Corporation, a privately held provider of customer relationship management and enterprise resource planning software and services. Mr. Gavin brings to the Supervisory Board his extensive experience as chief financial officer of several growing companies, as well as ten years as an independent auditor. Mr. Gavin is a certified public accountant.

GEORGE M. OVERHOLSER, Director since July 2004

Mr. Overholser, age 52, has served as Chief Executive Officer and Co-Founder of Third Sector Capital Partners, an investment bank for nonprofit organizations since September 2010. He was Founder and Managing Director of NFF Capital Partners, an investment banking firm for nonprofit organizations, from August 2004 to September 2010. Mr. Overholser was the founder of North Hill Ventures, a venture capital firm and served as its Senior Vice President from 1999 through June 2008. From 1994 to 1999, Mr. Overholser was Head of Strategy and New Business Development for Capital One Financial Corporation, a company specializing in consumer lending. Mr. Overholser brings to the Supervisory Board his extensive experience of leading companies through periods of hyper-growth, as both a board member and an executive.

Members of our Supervisory Board whose terms will expire at our 2014 Annual General Meeting:

LOUIS R. PAGE, Director since September 2000

Mr. Page, age 46, has served as President and General Partner of Window to Wall Street, Inc., a venture capital firm, since October 1995. Mr. Page has served on Vistaprint’s Board since 2000 and brings to the Supervisory Board his deep knowledge of Vistaprint and its business, culture and history. Mr. Page is a chartered financial analyst.

RICHARD T. RILEY, Director since February 2005 and Chairman of the Supervisory Board since August 2009

Mr. Riley, age 56, served in various capacities at LoJack Corporation, a publicly traded corporation and provider of tracking and recovery systems, during the period from 2005 until 2012, including Chairman of the Board of Directors from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer and a director from February 2005 through November 2006. Mr. Riley also serves on the board of Dorman Products, Inc., a publicly traded corporation and supplier of original equipment automotive replacement parts. From 1997 through 2004, Mr. Riley held a variety of positions with New England Business Service, Inc., a publicly traded corporation and provider of products and services to small businesses, most recently serving as Chief Executive Officer, President, Chief Operating Officer and director. Mr. Riley brings to the Supervisory Board his extensive experience of leading companies as chief executive officer and board member.

Member of our Supervisory Board whose term will expire at our 2015 Annual General Meeting:

PETER GYENES, Director since February 2009

Mr. Gyenes, age 67, has served as the Chairman of Sophos Plc, a global security software company, since May 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by IBM in April 2005. Mr. Gyenes also serves on the boards of Pegasystems Inc., a provider of business process management software and services; Intralinks Holdings, Inc., a provider of shared document and information exchanges; and RealPage, Inc., a provider of property management software solutions for the multifamily industry. Mr. Gyenes previously served on the boards of Netezza Corporation, a provider of data warehouse appliances from February 2008 to November 2010 when it was acquired by IBM; Lawson Software, Inc., a provider of software and service solutions in the manufacturing, distribution, maintenance and service sector industries, from May 2006 to July 2011 when it was acquired by GGC Software Holdings, Inc.; Applix Inc., a provider of enterprise planning software that was acquired by Cognos and then IBM, from May 2000 to October 2007; BladeLogic Inc., a provider of data center automation software, from June 2006 to April 2008, when it was acquired by BMC Software; and webMethods Inc., a provider of software for process improvement that was acquired by Software AG, from May 2006 to May 2007. He is a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes brings to the Supervisory Board his broad experience in leading companies as chief executive officer and board member and his deep expertise on executive compensation matters through his service on several compensation committees.

Our Management Board and Executive Officers:

Our Management Board currently consists of four of our executive officers, and we are asking our shareholders to elect Hauke Hansen, our Senior Vice President and Chief Manufacturing Officer and a Vistaprint executive officer, to our Management Board at this 2012 annual general meeting. All members of our Management Board serve for four-year terms.

ROBERT S. KEANE, President, Chief Executive Officer, and Chairman of the Management Board

Mr. Keane, age 49, is the founder of Vistaprint and has served as our President and Chief Executive Officer since he founded Vistaprint in January 1995. Mr. Keane served as the Chairman of our Board of Directors from January 1995 to August 2009 and was appointed Chairman of the Management Board in September 2009. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing, most recently as General Manager. Mr. Keane earned his Bachelor of Arts in economics from Harvard College in 1985 and his Masters of Business Administration from INSEAD in Fontainebleau, France in 1994. Mr. Keane’s term as a member of our Management Board expires at our 2013 annual general meeting.

KATRYN “TRYNKA” BLAKE (née Shineman), Executive Vice President, Global Marketing and Chief Customer Officer

Ms. Blake, age 38, has served as Executive Vice President, Global Marketing since July 2012 and as Chief Customer Officer since June 2011. Prior to assuming her current roles, Ms. Blake served as President of Vistaprint’s North American business unit from November 2010 to June 2012, as Chief Marketing Officer of our North American business unit from April 2008 to November 2010, and in a variety of marketing positions since joining Vistaprint in March 2004 as Director, Marketing. Before joining Vistaprint, she served as a director and senior manager for PreVision Marketing since 1996. Ms. Blake holds a Bachelor of Arts in psychology from Cornell University and a Masters of Business Administration degree from Columbia Business School. Ms. Blake’s term as a member of our Management Board expires at our 2015 annual general meeting.

DONALD NELSON, Executive Vice President, Capabilities and Chief Information Officer

Mr. Nelson, age 44, has served as our Executive Vice President, Capabilities since July 2012 and as our Chief Information Officer since May 2008. Mr. Nelson previously served as Senior Vice President of Capabilities Development from July 2006. Prior to joining Vistaprint, Mr. Nelson served as Chief Information Officer at Sapient, where he started in 1993 as a software engineer, then later as vice president before assuming the role of Chief Information Officer in 2001. Mr. Nelson received a Bachelor of Science in Computer Science from Gordon College. Mr. Nelson’s term as a member of our Management Board expires at our 2015 annual general meeting.

ERNST J. TEUNISSEN, Executive Vice President and Chief Financial Officer

Mr. Teunissen, age 46, has served as our Executive Vice President and Chief Financial Officer since March 2011. From October 2009 through February 2011, Mr. Teunissen served as our Vice President of Strategy. Before joining Vistaprint, Mr. Teunissen was a founder and director of two corporate finance and management consulting firms: Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009. From August 1999 to February 2003, Mr. Teunissen served as an executive director in Morgan Stanley’s Investment Banking Division in London. From February 1997 to July 1999, he was a senior associate director in Deutsche Bank’s Investment Banking Division in London and Singapore. Mr. Teunissen holds a Master of Business Administration degree from the University of Oregon and a Bachelor of Business Administration from Nijenrode University, The Netherlands School of Business. Mr. Teunissen’s term as a member of our Management Board expires at our 2015 annual general meeting.

Candidate for election to the Management Board at this 2012 annual general meeting:

HAUKE HANSEN, Senior Vice President and Chief Manufacturing Officer

Dr. Hansen, age 44, has served as our Senior Vice President, Manufacturing and Supply Chain and Chief Manufacturing Officer since July 2012. Prior to his current role, Dr. Hansen led our Manufacturing and Supply Chain Capabilities organization since May 2011 and was promoted to Senior Vice President in January 2012. He joined Vistaprint in May 2010 as Vice President European Print Operations and Plant Director of Vistaprint’s Venlo production plant, serving in these roles until April 2011. Prior to joining Vistaprint, Dr. Hansen worked at ASML since January 2007 where he served as Senior Director for Build Operations, Manufacturing Engineering, Quality, New Product Introductions, and Industrial Engineering. In July 2000 he was an Associate of McKinsey’s Duesseldorf Office and had become an Associate Principal by the time he left at the end of 2006. Dr. Hansen received a Ph.D. rer. nat. from the University of Konstanz in Physics. He is an officer of reserve of the German Navy and authored a book on Capex Excellence in 2009.

There are no family relationships among any of the supervisory directors and executive officers of Vistaprint. No arrangements or understandings exist between any supervisory director or any person nominated for appointment as a supervisory director and any other person pursuant to which such person is to be selected as a supervisory director or nominee for appointment as a supervisory director.

CORPORATE GOVERNANCE

Board Structure

We have a two-tiered board structure consisting of a Supervisory Board and a Management Board. The Supervisory Board consists of our independent, non-employee supervisory directors, and the Management Board consists of managing directors who are also our executive officers. The principal responsibility of the members of the Supervisory Board is to oversee the Management Board and its management of Vistaprint and, in so doing, serve the best interests of Vistaprint and its stakeholders. The Supervisory Board is accountable to our shareholders. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s goals and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis and addressing corporate social responsibility issues that are relevant to the enterprise. The Management Board is accountable to the Supervisory Board and to our shareholders.

Each of our Supervisory Board and Management Board has its own chairman. The Chairman of our Supervisory Board is Mr. Riley, an independent, non-employee supervisory director, and the Chairman of our Management Board is Mr. Keane, who is also our Chief Executive Officer and President.

Governance Guidelines

We believe that good corporate governance is important to ensure that Vistaprint is managed for the long-term benefit of our stakeholders, including but not limited to our shareholders. The Management Board and Supervisory Board have adopted Rules to assist each Board in the exercise of its duties and responsibilities and to serve the best interests of Vistaprint and our stakeholders. The Rules for each Board provide a framework for the conduct of each Board’s business.

Among other things, the Rules for the Supervisory Board provide that:

•	a majority of the members of the Supervisory Board must be independent directors, except as permitted by NASDAQ rules;

•	the independent supervisory directors must meet at least twice a year in executive session;

•	supervisory directors have full and free access to management and employees and, as necessary and appropriate, to hire and consult with independent advisors;

•	all supervisory directors are expected to participate in a mandatory orientation program and continuing director education on an ongoing basis; and

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at least annually the Nominating and Corporate Governance Committee is required to oversee a self-evaluation of the Supervisory Board to determine whether the Supervisory Board and its committees are functioning effectively.

Among other things, the Rules for the Management Board provide that:

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the Management Board is responsible for managing Vistaprint, including implementing Vistaprint’s aims and strategy, managing risks, operating the business on a day-to-day basis, and addressing corporate social responsibilities that are relevant to the enterprise;

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the Management Board is responsible for determining that effective systems are in place for the periodic and timely reporting to the Supervisory Board on important matters concerning Vistaprint and its subsidiaries; and

•	at least annually the Supervisory Board is required to conduct an evaluation of the Management Board to determine whether the Management Board is functioning effectively.

You can find our Rules for the Supervisory Board, our Rules for the Management Board, our Code of Business Conduct and Ethics, our current articles of association, and the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee at www.vistaprint.com or by writing to:

Investor Relations

c/o Vistaprint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

USA

Email: ir@vistaprint.com

In addition, the Dutch Corporate Governance Code, or Dutch Code, applies to Vistaprint. The Dutch Code emphasizes the principles of integrity, transparency, and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions, and our Management Board and Supervisory Board agree with the fundamental principles of the Dutch Code. However, as a company whose ordinary shares are traded on NASDAQ, we are also subject to the corporate governance rules of the NASDAQ Stock Market and U.S. securities laws, and we may also choose to follow certain market practices that are common for NASDAQ-traded companies. Some of the U.S. corporate governance rules and market practices that we are required to or choose to follow conflict, in whole or in part, with the best practice provisions of the Dutch Code. As a result, we do not apply some of the Dutch best practice provisions. In accordance with the Dutch Code’s compliance principle of “apply or explain,” which permits Dutch companies to be fully compliant with the Dutch Code either by applying the Dutch best practices or by explaining why the company has chosen not to apply certain of the best practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our supervisory directors, officers, and employees, a current copy of which is posted on our website, www.vistaprint.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Determination of Independence

Under NASDAQ rules, supervisory directors only qualify as “independent directors” if, in the opinion of our Supervisory Board, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director. The Supervisory Board has determined that none of its members has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director and that all of its members are “independent directors” as defined under NASDAQ’s Marketplace Rules.

In addition, our supervisory directors satisfy the criteria for independence under the Dutch Code.

Oversight of Risk

Under the Rules for the Supervisory Board, our Supervisory Board is responsible for reviewing the integrity of our internal control and management information systems, the main risks of our business, and the design and effectiveness of our internal risk management and control systems. As set forth in its charter, our Audit Committee assists the Supervisory Board in its review and oversight of risk by reviewing our policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which our exposure to risk is handled. The Supervisory Board and Audit Committee regularly discuss with management our major risk exposures, their potential impact on Vistaprint, and the steps we take to manage them.

In addition, based on an internal risk assessment, we believe that any risks arising from our compensation programs for our employees are not reasonably likely to have a material adverse effect on Vistaprint.

Supervisory Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates for members of our Supervisory Board includes requests to supervisory directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Supervisory Board.

In considering whether to recommend any particular candidate for inclusion in the Supervisory Board’s slate of nominees, the Nominating and Corporate Governance Committee applies, among other things, the criteria for nominating supervisory directors set forth as an attachment to the Rules for the Supervisory Board. These criteria include among others the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest, and ability to act in the interests of all of Vistaprint’s stakeholders. In addition, the Rules for the Supervisory Board specify that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law and that the Nominating and Corporate Governance Committee and Supervisory Board should consider the value of diversity on the Supervisory Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion other than integrity and good character is a prerequisite for each prospective nominee.

We believe that the backgrounds and qualifications of our supervisory directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Supervisory Board to fulfill its responsibilities. Accordingly, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential candidates for the Supervisory Board by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our ordinary shares for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands, with a copy to Chief Legal Officer, Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421 USA. If appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Supervisory Board does not submit a binding nomination for a supervisory director position, then the shareholders represented at the general meeting may select a nominee. The shareholders may appoint such a nominee as a member of the Supervisory Board by the vote of at least two thirds of the votes cast at the meeting representing more than half of our share capital.

Supervisory Board Meetings and Committees

During fiscal 2012, our Supervisory Board met four times, and each of our supervisory directors attended 100% of the total number of meetings of the Supervisory Board and the committees of which such director was a member during the period of time he served on such committee. In addition, it is our policy that one or more of our supervisory directors should attend annual general meetings of shareholders to the extent practicable. All of our supervisory directors attended our 2011 annual general meeting of shareholders.

The Supervisory Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Supervisory Board. The Audit Committee must review the appropriateness of its charter at least annually, and the Compensation and Nominating and Corporate Governance Committees review their respective charters from time to time as they deem appropriate. Each committee must perform a self-evaluation at least annually. All members of all committees are non-employee supervisory directors, and the Supervisory Board has determined that all of the members of our three standing committees are independent as defined under NASDAQ’s Marketplace Rules.

Audit Committee

The current members of our Audit Committee are Messrs. Gavin (Chair), Page, and Riley. Our Supervisory Board has determined that Mr. Gavin qualifies as an “audit committee financial expert” under SEC rules, and all three Audit Committee members meet the SEC’s independence criteria for audit committee members. The Audit Committee’s responsibilities include:

•	retaining our independent registered public accounting firm, subject to shareholder ratification and approval;

•	approving the compensation of, and assessing (or recommending that the Supervisory Board assess) the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•	coordinating the Supervisory Board’s oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	reviewing and approving any related party transactions;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report included in this proxy statement.

The Audit Committee met nine times during fiscal 2012.

Compensation Committee

The current members of the Compensation Committee are Messrs. Overholser (Chair), Gyenes, and Page. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Supervisory Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and coordinating the evaluation of our Chief Executive Officer;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Supervisory Board with respect to supervisory director compensation;

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reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and considering whether to recommend to the Supervisory Board that the Compensation Discussion and Analysis be included in the proxy statement; and

•	preparing the Compensation Committee report included in this proxy statement.

The Compensation Committee met four times during fiscal 2012.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Riley (Chair), Gyenes, and Thomas. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Supervisory Board members;

•	recommending to the Supervisory Board the persons to be nominated for appointment as members of the Supervisory Board and the Management Board and to each of the Supervisory Board’s committees;

•	overseeing an annual review by the Supervisory Board with respect to succession planning for the Chief Executive Officer and other executive officers;

•	overseeing an annual evaluation of the Supervisory Board, the Management Board and all committees of the Supervisory Board to determine whether each is functioning effectively; and

•	reviewing and assessing the adequacy of the Rules of the Supervisory Board and of the Management Board.

The Nominating and Corporate Governance Committee met four times during fiscal 2012.

Report of the Audit Committee

The Audit Committee has reviewed Vistaprint’s audited financial statements for the fiscal year ended June 30, 2012 and has discussed these financial statements with Vistaprint’s management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board, or PCAOB in Rule 3200T.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from Vistaprint. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” under Proposal 8 is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with, and its review of the representations and information provided by, management and Ernst & Young LLP, the Audit Committee recommended to the Supervisory Board that the audited financial statements be included in Vistaprint’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Audit Committee and Supervisory Board also have selected, subject to appointment by the shareholders, Ernst & Young LLP as Vistaprint’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

This Audit Committee Report is not incorporated by reference to any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

Audit Committee of the Supervisory Board

John J. Gavin, Jr., Chairman

Louis R. Page

Richard T. Riley

Certain Relationships and Related Transactions

Policies and Procedures for Related Party Transactions

We have a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the amount involved exceeds $25,000, and a related person has a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. A related person is any person who is or was a member of our Management Board or Supervisory Board at any time since the beginning of our most recently completed fiscal year, the beneficial holder of more than 5% of any class of our voting securities, or an immediate family member of anyone described in this sentence.

All related person transactions that we propose to enter into must be reported to our Chief Legal Officer (CLO) or Chief Accounting Officer (CAO), and whenever practicable, our Audit Committee will review and approve the proposed transaction in accordance with our policy before the transaction becomes effective or is consummated. If our CLO and CAO determine that advanced approval of a related person transaction is not practicable under the circumstances, then our Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee, or at the next meeting after the date that the related person transaction comes to the attention of our CLO or CAO. Our CLO and CAO may also present a related person transaction that arises between Audit Committee meetings to the Audit Committee chair, who will review and may approve the related person transaction, subject to ratification by the full Audit Committee at its next meeting.

In addition, the Audit Committee will review annually any previously approved or otherwise already existing related person transaction that is ongoing in nature to ensure that such related person transaction has been conducted in accordance with the Audit Committee’s previous approval, if any, and that all required disclosures regarding the related person transaction are made.

When considering a proposed related person transaction, the Audit Committee will review and consider, to the extent appropriate for the circumstances:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

In addition, under Dutch law, any member of our Supervisory Board or Management Board who has a conflict of interest is required to disclose that conflict to the Chairman of the Supervisory Board and to abstain from voting on any resolution involving, or participating in any board discussion of, the conflict.

Related Party Transaction

During fiscal 2012, there was one related party transaction, as defined under SEC rules: Katryn Blake’s brother-in-law has been an employee of Vistaprint since 2007, and he received cash compensation of approximately $155,717 for fiscal 2012. The Audit Committee reviewed the transaction and concluded that it was not inconsistent with our best interests and did not constitute a conflict of interest.

Communicating with the Supervisory Board

Our Supervisory Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee, with the assistance of Vistaprint’s Chief Legal Officer, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other supervisory directors as its members consider appropriate.

The chair of the Nominating and Corporate Governance Committee will forward communications to all supervisory directors if the communications relate to substantive matters and include suggestions or comments that he considers to be important for the supervisory directors to know. In general, the chair is more likely to forward communications relating to corporate governance and corporate strategy than communications relating to ordinary business affairs, personal grievances, and matters as to which Vistaprint may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Supervisory Board should address such communications to:

Supervisory Board

c/o Corporate Secretary

Vistaprint N.V.

Hudsonweg 8

5928 LW Venlo

The Netherlands

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview

Our success depends on our ability to attract and retain top talent in a competitive marketplace, and to motivate that talent to achieve outstanding short- and long-term performance. Accordingly, our Compensation Committee, which oversees the compensation program of our executive officers, designed an executive compensation program that is intended to:

•	provide an overall level of compensation that is competitive with the compensation levels of companies of similar size, complexity, revenue, and growth potential to Vistaprint;

•	reflect the desired caliber, level of experience, and performance of our executive team; and

•	pay commensurate with Vistaprint’s performance, with total compensation weighted heavily toward performance-based compensation that is tied to operating or stock performance.

Redesign of our long-term compensation program.    Based on our pay-for-performance compensation philosophy, feedback from the Committee’s independent compensation consultant (Towers Watson), and our shareholders’ suggestions from the outreach process described below, the Compensation Committee redesigned the long-term incentive component of our executive compensation program in late fiscal 2012. As a result of this redesign, we granted to our executive officers multi-year, premium-priced share options designed to increase the emphasis on Vistaprint’s long-term performance and our new five-year growth strategy using share price as the primary performance metric, and we did not grant any long-term cash incentive awards to our executive officers for fiscal 2013. The premium-priced share options have the following features, which the Compensation Committee believes provide strong alignment of performance-based compensation with long-term shareholder value creation, significant downside risk for the executives if Vistaprint performs poorly, and significant upside potential if Vistaprint performs well:

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The options have an exercise price of $50.00 per share, which was at least 33% higher than the closing price of Vistaprint’s ordinary shares on NASDAQ on the grant dates. The Compensation Committee chose this exercise price in part because it is higher than the highest of the three-, six-, and twelve-month trailing averages of Vistaprint’s share price on NASDAQ as of the July 28, 2011 public announcement of our five-year growth strategy. This premium exercise price ensures that Vistaprint’s executives do not realize returns on these awards until the effectiveness of our five-year strategy is reflected by our share price being higher than those three-, six-, and twelve-month trailing averages.

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Robert Keane, our Chief Executive Officer, has an additional share price hurdle before he can realize any returns from his premium-priced options, which is that, in addition to the vesting schedule described below, he can exercise his options only on dates when the high price per share of Vistaprint’s ordinary shares on NASDAQ is at least $75.00, representing a 50% or greater shareholder return above Vistaprint’s share price before the July 28, 2011 strategy announcement.

•	To emphasize long-term performance, the options vest over seven years. They have an eight-year term.

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The aggregate value of Mr. Keane’s options granted in May and August 2012 represents the total approximate value of all long-term incentive awards of any kind that Vistaprint would have granted to Mr. Keane over a four-year period, and our Supervisory Board has passed resolutions that Vistaprint shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane until fiscal 2016 at the earliest.

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The value of the option granted to each of our other executive officers represents the total approximate value of all traditional share options that Vistaprint would have granted to each executive officer over a four-year period, and our Supervisory Board has passed resolutions that Vistaprint shall not grant any additional share options to our current executive officers until fiscal 2016 at the earliest.

Shareholder engagement.    As part of the executive compensation redesign process described above, at the direction of our Compensation Committee, we reached out in two stages to our eight largest non-management shareholders, who at that time beneficially owned approximately 67% of our outstanding ordinary shares, to seek their feedback on our executive compensation program. First, we sought our shareholders’ thoughts and suggestions on overall executive compensation design. The two primary themes that emerged from these initial discussions were that the shareholders that responded to our request for feedback unanimously wanted a compensation program based on Vistaprint’s performance and that, while different shareholders suggested a number of different metrics for measuring performance, the most commonly suggested metric was total shareholder return. Once our Compensation Committee had decided on a draft executive compensation design featuring multi-year, premium-priced share options, as described above, we reached out to the same shareholders a second time to seek their input on that design. All of the shareholders who gave us input were supportive of our proposed design.

Discontinuation of certain pay practices.    At our Annual General Meeting of Shareholders held on November 3, 2011, our shareholders voted in favor of our executive compensation program for fiscal 2011 by a slim margin, with 50.4% of votes cast in favor of the compensation program. We believe that the primary reason for this low level of majority support for our 2011 executive compensation program was the dissatisfaction of a proxy advisory firm and some of our major shareholders with our practice of including excess parachute payment tax gross-up provisions in the executive retention agreements we enter into with our executives, which the proxy advisor and some of our shareholders consider to be a problematic pay practice. Accordingly, our Compensation Committee decided that, after August 1, 2012, we will no longer include such tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

Pay for performance.    The total compensation package for our executive officers is weighted heavily toward compensation based on Vistaprint’s operating and share price performance. For fiscal 2012, our Chief Executive Officer had 98% of his total compensation at risk through our annual and long-term cash and equity incentive programs. Our other executive officers had an average of 75% of their total compensation at risk for fiscal 2012. Our annual and long-term cash incentive programs are dependent on Vistaprint’s revenue and earnings per share performance, while our equity incentive programs are dependent on the performance of our share price. Attainment of the annual and long-term cash incentives are based on financial goals that the Compensation Committee believes are highly challenging, but achievable.

After we announced our new five-year growth strategy in July 2011, our share priced declined, which may result in a lower total shareholder return for Vistaprint as compared to some of our peers. We believe that by setting the exercise price of our executives’ premium-priced share options at $50.00 per share, which is higher than the highest of the three-, six-, and twelve-month trailing averages of Vistaprint’s share price as of the date of the strategy announcement, we have further aligned our executive officers’ interests with those of our shareholders through share price appreciation and future total shareholder return.

Compensation Committee Approach

In determining the compensation of our executive officers, our Compensation Committee takes into account the analysis and recommendations of the Committee’s independent compensation consultant (currently Towers Watson), data from the “primary” comparison peer group described below, and detailed tally sheets summarizing our executive officers’ current and historical compensation. The Compensation Committee generally seeks to pay our executives total compensation (including base salary, annual cash incentive, and long-term incentive awards) at the 75th percentile of our primary peer group for extraordinary performance and then applies its own discretion to take into account any other factors it may deem relevant in any given fiscal year, such as general economic conditions, the internal equity of compensation among our executives, each executive’s experience and role, and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining compensation. The Committee also reviews forecasts of compensation trends that may be applicable to us in the future using a second “aspirational” comparison peer group that assumes annual revenues, industry, growth rates, and market capitalizations comparable to Vistaprint in the future if Vistaprint were to achieve its current business objectives.

With Towers Watson’s assistance, our Compensation Committee has developed a “primary” comparison peer group consisting of publicly traded firms that have characteristics that are currently comparable to Vistaprint or comparable to where Vistaprint expects to be in the near future: High growth, annual revenue in the range of $975.0 million to $2.6 billion, in the same general industry as Vistaprint, and market capitalization between $1.1 billion and $3.0 billion. Each year, the Compensation Committee updates the peer group selection criteria and the members of the primary peer group to add new companies that meet the criteria and remove companies that no longer meet the criteria or that are acquired or cease doing business. For fiscal 2012, the primary peer group consisted of the following 22 companies:

Cadence Design Systems Inc. Compuware Corporation CoreLogic, Inc. Deluxe Corporation DST Systems Inc. Equinix, Inc.	Genpact Ltd. Global Payments Inc. IAC/InterActiveCorp. Jack Henry & Associates Inc. Lender Processing Services, Inc.	Monster Worldwide, Inc. Open Text Corp. Parametric Technology Corporation Quest Software Inc. Rackspace Hosting, Inc. Sohu.com Inc.	Solera Holdings Inc. Tibco Software, Inc. Total System Services, Inc. VeriFone Systems, Inc. Zebra Technologies Corporation

The Compensation Committee engages independent compensation consultants and manages the relationship with these firms. During fiscal 2012, the Committee engaged Towers Watson to provide the compensation consulting services described below, and Towers Watson did not provide any other services to Vistaprint besides compensation consulting services:

•	Competitive analysis and recommendations to the Compensation Committee with respect to the compensation of our executive officers;

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Competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of members of our senior management team who are not executive officers;

•	Review of and feedback on our proposed executive compensation design featuring premium-priced share options; and

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Detailed equity utilization analysis comparing the number of shares that Vistaprint grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with both our primary and aspirational peer groups, to assist the Compensation Committee in setting our practices of granting equity to our employees.

Compensation Components for Executives

The principal elements of our compensation program for our executive officers are the following:

•	Base salary

•	Annual cash incentive awards, which reward executives based on Vistaprint’s achievement of shorter term financial performance goals for the current fiscal year

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Long-term incentive awards, which may include long-term cash incentives, share options, and restricted share units, which reward executives based on Vistaprint’s achievement of longer term financial objectives and the creation of value for our shareholders as reflected in our share price

•	Standard health and welfare benefits that are applicable to all of our employees in each executive’s geographic location

•	Expatriate benefits for our executives who are assigned to work in geographic locations outside of their home countries

In addition, we have severance and change in control arrangements with our executives.

Under our pay-for-performance philosophy, the compensation of our employees at higher levels in the organization is generally more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation packages. Conversely, employees at lower levels in the organization generally receive more of their compensation in the form of base salary and less in the form of variable compensation. In accordance with this philosophy, the Compensation Committee generally seeks to allocate the compensation of our executive officers as follows:

•	Base salary of Mr. Keane, our Chief Executive Officer, at the 25th percentile of our primary peer group

•	Base salaries of our other executive officers at the 35th percentile of our primary peer group

•	Annual cash compensation (base salary and annual cash incentive) of all executive officers including Mr. Keane at the 50th percentile of our primary peer group

•	Total compensation (base salary, annual cash incentive, and long-term incentive awards) of all executive officers including Mr. Keane at the 75th percentile of our primary peer group

Base Salary

The Compensation Committee determined the fiscal 2012 base salaries of our named executive officers as follows:

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Mr. Keane’s base salary had not increased during the previous two fiscal years (and in fact decreased from fiscal 2010 to fiscal 2011), during which time Vistaprint’s business grew significantly, resulting in the inclusion of larger comparable companies in our primary compensation peer group for fiscal 2012. Accordingly, the Compensation Committee determined that Mr. Keane’s base salary was significantly below the 25th percentile of our primary peer group and increased his base salary for fiscal 2012 by approximately 50% to bring it up to the 25th percentile.

•	The base salaries that our other executive officers received in fiscal 2012 increased modestly from fiscal 2011, by 2–5%, to maintain their salaries at the 35th percentile of our primary peer group.

You can find more information on our named executive officers’ salaries in the Summary Compensation Table below.

Annual Cash Incentive Awards

The Compensation Committee grants annual cash incentive awards to our executive officers to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year. For fiscal 2012, the Compensation Committee based the annual cash incentives 50% on Vistaprint’s achievement of full-year constant currency revenue goals and 50% on Vistaprint’s achievement of full-year earnings per share, or EPS, goals determined by the Compensation Committee based on our annual budget approved by the Supervisory Board.

The Compensation Committee believes these goals are highly challenging but achievable. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Vistaprint and its subsidiaries for the fiscal year, adjusted to use the same currency exchange rates as set forth in Vistaprint’s budget for the fiscal year. “Earnings per share” is defined as earnings per share on a diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. generally accepted accounting principles with some exclusions for income or expenses relating to certain specific events that the Committee believes would introduce inaccurate reflections of management-driven performance. In connection with Vistaprint’s acquisition of Webs, Inc. in December 2011, the Committee amended the fiscal 2012 annual cash incentive awards by revising the EPS calculation to exclude certain charges and expenses relating to the acquisition and integration of Webs which resulted in an adjusted EPS that was $0.10 higher than Vistaprint’s U.S. GAAP EPS for fiscal 2012.

As set forth in the fiscal 2012 annual award agreements with our executive officers, the calculation of the actual amount to be paid for the annual cash incentives was as follows:

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The annual incentive payout was a percentage of the fiscal 2012 target award for each executive, listed in the table below, where the payout percentage equals (0.5 X Revenue Target Percentage^0.5 + 0.5 X EPS Target Percentage^0.5)^19.2. The Revenue Target Percentage and EPS Target Percentage were calculated by dividing the actual amounts for the fiscal year by the goals determined by the Compensation Committee.

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If either Vistaprint’s actual constant currency revenue or actual EPS for fiscal 2012 were less than 90% of the goal, then the total annual cash incentive payout would be zero even if the other goal were achieved.

•	The fiscal 2012 payout percentage was capped at a maximum of 250%.

Fiscal 2012 Annual Cash Incentives

For fiscal 2012, Vistaprint achieved constant currency revenue of $1.041 billion and adjusted EPS of $1.23, as compared to our constant currency revenue goal of $1.029 billion and EPS goal of $1.17 to $1.23 (calculated using $1.20 as the target). Although this level of achievement would have yielded a payout percentage of 119.8% of the executives’ targets in accordance with the formula set forth above, the Compensation Committee believed that the executives had not earned an above-target payout for fiscal 2012 because the 101.1% achievement of the revenue goal included revenue from businesses we had acquired during the fiscal year and without that additional revenue, Vistaprint would not have achieved the revenue goal. Accordingly, the Compensation Committee used its right of negative discretion to reduce the payout percentage to 100% of the executives’ target levels.

The following table sets forth the target and actual annual cash incentives for our named executive officers for fiscal 2012:

Name	Target Annual Incentive ($)	Actual Annual Incentive Paid ($)
Robert S. Keane	€603,000	€603,000
Katryn Blake	$270,000	$270,000
Donald R. Nelson	$180,000	$180,000
Nicholas Ruotolo	$270,000	$270,000
Ernst J. Teunissen	€210,000	€210,000

Long-Term Incentive Program

Our long-term incentive program is designed to focus our executives and employees on long-term performance and value creation for the company and our shareholders. The Compensation Committee, with recommendations from our independent compensation consultant, determines the mix among our three long-term incentive vehicles — which may include share options, restricted share units, and long-term cash incentives — for our executives and employees.

Share Options and Restricted Share Units for Executives

The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating returns for our executives and employees as our share price increases. Our share options and restricted share units also provide us with an important retention tool, as the equity grants vest over a multiple-year period only if the executive continues to be employed by us on each vest date.

In fiscal 2012, we granted restricted share units to all of our executive officers other than Robert Keane. The restricted share units vest over four years, and each unit that vests is automatically converted into an ordinary share of Vistaprint on a one-to-one basis.

In fiscal 2012 as part of the redesign of our long-term executive compensation program described in the Executive Overview section of this CD&A, our Compensation Committee decided to grant to our executive officers multi-year, premium-priced share option awards designed to increase the emphasis on Vistaprint’s long-term performance and our new five-year growth strategy using share price as the primary performance metric. The value of these premium-priced options represents the total approximate value of all long-term incentive awards that Mr. Keane would have received over a four-year period and the total approximate value of all traditional share options that our other executive officers would have received over a four-year period. Accordingly, our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, we will not grant any additional long-term incentive award in any form to Mr. Keane or any additional share options to our other current executive officers. We do, however, anticipate granting long-term incentive awards, other than options, to executive officers other than Mr. Keane. You can find more information about the premium-priced options in the Executive Overview section of this Compensation Discussion and Analysis.

In general, we grant equity awards to our executive officers annually at the regularly scheduled meeting of the Compensation Committee held in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2012 were approved at the May 2012 Compensation Committee meeting. We typically grant equity awards to employees who are not executive officers during our first fiscal quarter after the conclusion of our annual performance review cycle.

Long-Term Cash Incentive Compensation

For fiscal 2012, the Compensation Committee granted long-term cash incentive awards to our executive officers. These long-term cash incentive awards reflect our pay-for-performance culture and philosophy and are intended to enhance our ability to manage the number of shares available under our equity compensation plans and to balance the focus on share price appreciation created through equity awards with cash awards based on the achievement of financial metrics that drive long-term company and shareholder value creation.

Each long-term cash incentive award has a performance cycle of four fiscal years, and each executive officer is eligible to receive 25% of his or her total award for each fiscal year in the performance cycle. At the beginning of each four-year performance cycle, the Compensation Committee develops performance goals for each fiscal year within that specific cycle. We granted long-term cash incentive awards to our named executive officers in fiscal years 2010, 2011, and 2012 with performance goals based on Vistaprint’s achievement of EPS targets expressed as dollar values in the low, medium and upper ranges. The Compensation Committee uses the same definition of EPS for purposes of the long-term cash incentive awards as it does for the annual cash incentive awards described above, and in connection with Vistaprint’s acquisition of Webs, Inc. in December 2011, the Committee made the same amendment to the long-term cash incentive awards that it made to the fiscal 2012 annual cash incentive awards to revise the EPS calculation to exclude certain charges and expenses relating to the acquisition and integration of Webs, which resulted in an adjusted EPS that was $0.10 higher than Vistaprint’s U.S. GAAP EPS for fiscal 2012. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year. Actual payout levels can range from 0% to 250% of target award depending on the year.

If Vistaprint’s adjusted EPS is greater than or equal to the EPS low goal but less than the EPS upper goal for a performance period, then the percentage payout for that performance period is equal to:

•	the payout threshold percentage for the highest EPS target achieved with respect to the applicable performance period, plus

•

a number calculated as follows: (A) a percentage equal to a fraction, the numerator of which equals the amount by which adjusted EPS exceeded such applicable EPS goal and the denominator of which equals the difference between the next highest EPS goal that was not achieved and the highest EPS goal achieved, multiplied by (B) the difference between the payout threshold percentage for the next highest EPS goal that was not achieved and the payout threshold percentage for the highest EPS goal achieved.

Fiscal 2012 Long-Term Cash Incentives

Our adjusted EPS for fiscal 2012 was $1.23, which compared to the fiscal 2012 performance goals of the long-term incentive cash awards granted to our executive officers as follows:

2010-2013 Awards Granted in Fiscal 2010.    Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2010, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS goals for each fiscal year. The EPS goals for the 2010-2013 awards were determined before we launched our five-year growth strategy in July 2011, which includes increased investments in our business that we expect to result in lower EPS in the earlier fiscal years of the strategy. The Compensation Committee decided not to reduce the fiscal 2012 EPS goals in the 2010-2013 awards to accommodate the five-year strategy. Accordingly, because our actual adjusted fiscal 2012 EPS was below our low EPS goal for fiscal 2012 of $1.61 under these 2010-2013 awards, the executive officers were not eligible for any payment for 2012 under the awards.

2011-2014 Awards Granted in Fiscal 2011.    Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2011, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS goals for each fiscal year. The EPS goals for the 2011-2014 awards were determined before we launched our five-year growth strategy in July 2011, which includes increased investments in our business that we expect to result in lower EPS in the earlier fiscal years of the strategy. The Compensation Committee decided not to reduce the fiscal 2012 EPS goals in the 2011-2014 awards to accommodate the five-year strategy. Accordingly, because our actual adjusted fiscal 2012 EPS was below our low EPS goal for fiscal 2012 of $1.84 under these 2011-2014 awards, the executive officers were not eligible for any payment for 2012 under the awards.

2012-2015 Awards Granted in Fiscal 2012.    Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2012, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2012, 2013, 2014, and 2015 based on our achievement of EPS goals for each fiscal year. As set forth in the 2012-2015 award agreements with our executive officers, our EPS goals were as follows:

•	Our low EPS goal for fiscal 2012 was $1.08, which would have resulted in a payout of 50% of the named executive officers’ targets for that year;

•	Our medium EPS goal for fiscal 2012 was $1.20, which would have resulted in a payout of 100% of the named executive officers’ targets for that year; and

•	Our upper EPS goal was $1.32, which would have resulted in a payout of 130% of the named executive officers’ targets for that year.

Our actual adjusted fiscal 2012 EPS of $1.23 was between the medium and upper ranges of our EPS goals under these 2012-2015 awards, so we paid 108% of target levels to our named executive officers based on the formula set forth in their agreements, as follows:

Name	2012-2015 Awards
	Target Fiscal 2012 Incentive ($)	Actual Fiscal 2012 Incentive Paid (108% of Target) ($)
Robert S. Keane	$142,500	$153,900
Katryn Blake	93,750	101,250
Donald R. Nelson	75,000	81,000
Nicholas Ruotolo	93,750	101,250
Ernst J. Teunissen	93,750	101,250

Benefit Programs

The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits, and therefore our executive officers receive the same health and welfare benefits, including medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans, as those offered to other employees in their location. U.S. based employees may also participate in a 401(k) plan that provides a company match of up to 50% on the first 6% of the participant’s eligible compensation that is contributed, subject to certain limits under the U.S. Internal Revenue Code, with company matching contributions vesting over a four-year period.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location. We do, however, from time to time enter into arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries. You can find more information about these arrangements in the Summary Compensation Table of this proxy statement.

Severance

When Nicholas Ruotolo resigned as an executive officer of Vistaprint, we entered into a transition agreement dated June 28, 2012 with Mr. Ruotolo providing for Mr. Ruotolo’s ceasing to be a full-time employee, resigning from the position of President, Vistaprint Europe, and transitioning to a new part-time role with Vistaprint. Under this agreement, we agreed to pay Mr. Ruotolo a stipend of $5,000 per month through December 31, 2012, in lieu of his previous salary, as well as severance payments equal to $735,000 in the aggregate, a lump sum payment of $346,413 in satisfaction of all expatriate allowances and reimbursements and repatriation benefits that he otherwise would have received under his expatriate agreement with Vistaprint, and acceleration of the vesting of his restricted share units that would have vested between July 1, 2012 and December 31, 2013.

Executive Retention and Other Agreements

We have entered into executive retention agreements with all of our executive officers. Under the executive retention agreements, if we terminate an executive officer’s employment without cause (as defined in the agreements) or the executive terminates his or her employment for good reason (as defined in the agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the agreements), then the executive is entitled to receive:

•

A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of the other executive officers. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•

With respect to any outstanding annual incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year.

•

With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period.

•

The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other named executive officers.

The executive retention agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each executive officer will accelerate and become fully vested; each executive’s multi-year incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year.

In addition, if after a change in control Vistaprint’s successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards), resulting from a termination or change in ownership or control of Vistaprint, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive. Our Compensation Committee has decided that after August 1, 2012, we will no longer include such excise tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Vistaprint, assuming that a termination or change in control took place on June 30, 2012.

Name	Cash Payment ($)(1)	Accelerated Vesting of Share Options ($)(2)	Accelerated Vesting of Restricted Share Units ($)(3)	Welfare Benefits ($)(4)	Tax Gross-Up Payment ($)(5)	Total ($)
Robert S. Keane
• Termination Without Cause or With Good Reason	2,737,410	—	—	47,723	—	2,785,133
• Change in Control	943,125	—	1,794,265	—	—	2,737,390
• Change in Control w/ Termination Without Cause or With Good Reason	3,680,535	—	1,794,265	47,723	—	5,522,523
Katryn Blake
• Termination Without Cause or With Good Reason	640,500	—	—	23,141	—	663,641
• Change in Control	516,250	—	2,100,146	—	—	2,616,396
• Change in Control w/ Termination Without Cause or With Good Reason	1,156,750	—	2,100,146	23,141	—	3,280,037
Donald R. Nelson
• Termination Without Cause or With Good Reason	527,300	—	—	19,427	—	546,727
• Change in Control	515,000	—	1,408,119	—	—	1,923,119
• Change in Control w/ Termination Without Cause or With Good Reason	1,042,300	—	1,408,119	19,427	—	2,469,846
Nicholas Ruotolo(6)
• Termination Without Cause or With Good Reason	610,092	—	—	22,013	—	632,105
• Change in Control	503,750	—	1,082,858	—	—	1,586,608
• Change in Control w/ Termination Without Cause or With Good Reason	1,113,842	—	1,082,858	22,013	—	2,218,713
Ernst J. Teunissen
• Termination Without Cause or With Good Reason	609,838	—	—	5,680	—	615,518
• Change in Control	341,250	—	1,705,472	—	—	2,046,722
• Change in Control w/ Termination Without Cause or With Good Reason	951,088	—	1,705,472	5,680	—	2,662,240

(1)	Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the executive retention agreements, and amounts in this column for Change in Control represent the acceleration of cash incentive awards. The amounts of the incentive awards included in these amounts were calculated based on the target amounts payable if Vistaprint had met its targets for the applicable periods. Cash incentive awards that the named executive officers earned as of June 30, 2012 irrespective of a termination without cause or change in control have been excluded. Some of the amounts would be payable to Messrs. Keane, Ruotolo, and Teunissen in whole or in part in Euros. For purposes of this table, we converted these executive officers’ payments from Euros to U.S. dollars based on the 30-day average currency exchange rate for June 1-30 of the fiscal year to which the payments related. For June 2012 the currency exchange rate we used was 1.2483.

(2)	Amounts in this column represent the value of unvested, in-the-money share options upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $32.30 per share, which was the closing price of our ordinary shares on NASDAQ on June 29, 2012, the last trading day of our fiscal year 2012. The values in this column are $0 because none of the executives’ unvested options were in the money on that date.

(3)	Amounts in this column represent the value of restricted share units upon the triggering event described in the first column, based on $32.30 per share, which was the closing price of our ordinary shares on June 29, 2012.

(4)	Amounts reported in this column represent the estimated cost of providing employment related benefits (such as insurance for medical, dental, and vision) during the period the named executive officer is eligible to receive those benefits under the executive retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)	Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive. Our Compensation Committee has decided that after August 1, 2012, we will no longer include such tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

(6)	Mr. Ruotolo resigned as a Vistaprint executive officer effective July 1, 2012. In connection with his resignation, Mr. Ruotolo’s executive retention agreement terminated and was replaced by a transition agreement described in more detail in the section entitled “Severance” above. Under the transition agreement, Mr. Ruotolo received severance payments, equity acceleration, and other benefits that are significantly different from the hypothetical amounts in this table.

We have also entered into indemnification agreements with our executive officers that provide the executives with indemnification for actions they take in good faith as members of the Management Board.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to executive officers other than himself. Other employees of Vistaprint also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

In May 2011, we instituted share ownership guidelines for all of our executive officers and members of our Supervisory Board. The guidelines require our executive officers and supervisory directors to hold Vistaprint equity, including ordinary shares they hold directly or indirectly, unvested restricted share units and vested, unexercised, in-the-money share options, with a value, based on the two-year trailing average of the closing prices of Vistaprint’s ordinary shares on NASDAQ, equal to or greater than a multiple of the executive officer’s annual base salary or the supervisory director’s annual retainer, as follows:

•	Chief Executive Officer: 5 times annual base salary

•	Other executive officers: 3 times annual base salary

•	Supervisory directors: 5 times Supervisory Board annual cash retainer

Each executive officer and supervisory director has until June 30, 2015 to comply with the share ownership guidelines. As of June 30, 2012, all executive officers and supervisory directors had met or exceeded their ownership guideline requirement.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the Chief Financial Officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Vistaprint. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Vistaprint and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Vistaprint’s compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee has deemed it appropriate at times to forego qualified performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Vistaprint’s subsidiaries, including with respect to the adjustment to the EPS calculation under the Company’s annual and long-term cash incentive awards in fiscal 2012.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the

Supervisory Board

George M. Overholser, Chair

Louis R. Page

Peter Gyenes

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years or each fiscal year when each individual was serving as an executive officer, whichever is shorter, by:

(i) our principal executive officer;

(ii) our principal financial officer; and

(iii) our other three highest paid executive officers for our fiscal year ended June 30, 2012.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

Name and Principal Position	Year	Salary ($)	Share Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert S. Keane(3)	2012	509,540	—	17,624,626	(4)	906,625	2,548	(5)	19,043,339
President and Chief Executive Officer	2011	377,554	2,279,968	2,849,983		1,019,859	4,244	(5)	6,531,608
	2010	403,906	1,869,544	2,335,590		827,476	38,986		5,475,502
Katryn Blake(6)	2012	330,077	1,172,470	2,680,193	(4)	371,250	10,943	(7)	4,564,933
Executive Vice President, Global Marketing and Chief Customer Officer	2011	314,058	2,056,282	704,833		387,377	7,350		3,469,900

Donald R. Nelson(6)	2012	320,000	749,966	3,480,783	(4)	261,000	11,925	(7)	4,823,674
Executive Vice President, Capabilities and Chief Information Officer	2011	304,827	1,374,452	179,979		346,556	7,350		2,213,164

Nicholas Ruotolo(3)(6)	2012	321,618	—	—		371,250	2,025,816	(8)	2,718,684
Former President, Vistaprint Europe	2011	318,239	2,056,282	704,833		371,902	809,039		4,260,295

Ernst J. Teunissen(3)(6)	2012	306,309	874,979	4,060,892	(4)	363,393	37,449	(9)	5,643,022
Executive Vice President and Chief Financial Officer	2011	318,978	1,692,633	704,713		209,916	43,170		2,969,410

(1)	The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the stock awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

(2)	The amounts reported in this column represent the aggregate amounts earned for each such fiscal year under each named executive officer’s annual cash incentive award for that fiscal year and the component of each officer’s long-term cash incentive awards that is attributable to that fiscal year. You can find more information about the amounts paid for fiscal 2012 to each executive officer under his or her annual and long-term cash incentive awards in the Compensation Discussion and Analysis section of this proxy statement.

(3)	We paid the amounts under “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” to Messrs. Keane, Ruotolo, and Teunissen in whole or in part in Euros. For purposes of this table, we converted these executive officers’ payments from Euros to U.S. dollars based on the 30-day average currency exchange rate for June 1-30 of the fiscal year to which the payments related. For June 2012 the currency exchange rate we used was 1.2483.

(4)

The value of these share options granted to Ms. Blake and Messrs. Nelson and Teunissen represents the total approximate value of all traditional share options that Vistaprint would have granted to these executives over a four-year period, and the aggregate value of Mr. Keane’s share options, which was intended to equal approximately $21,580,700, represents the total approximate value of all long-term incentive awards of any kind that Vistaprint would have granted to Mr. Keane over a four-year period. Due to a limitation in our 2011 Equity Incentive Plan that we may not grant awards for more than 1,000,000 shares in any fiscal year to any participant, we divided Mr. Keane’s share option into two parts that were granted separately in each of our fiscal years 2012 and 2013 for purposes of complying with the limitation set forth in the plan: The $17,624,626 amount that appears in this table represents the first portion of the share option, which was granted on May 4, 2012; the balance of the share option was granted on August 1, 2012 and does not appear in this table because it occurred in fiscal 2013. Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Vistaprint shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to Ms. Blake or Messrs. Nelson or Teunissen.

(5)	These amounts represent tax gross-up payments relating to the reimbursement of business travel expenses.

(6)	Ms. Blake and Mr. Ruotolo were appointed executive officers in November 2010, and Messrs. Nelson and Teunissen were appointed executive officers in March 2011. Mr. Ruotolo resigned as a Vistaprint executive officer effective July 1, 2012.

(7)	These amounts represent our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

(8)	$1,111,413 of this amount represents severance payments in connection with Mr. Ruotolo’s resignation as an executive officer; $818,683 of this amount represents reimbursements and payments for foreign allowances, children’s tuition, transportation and local Spanish taxes in connection with Mr. Ruotolo’s expatriate assignment to our Barcelona office; $83,923 of this amount represents tax gross-up amounts relating to the expatriate and severance payments; and $11,797 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan. We made the expatriate payments in Euros and converted the amounts to U.S. dollars for this table based on the currency conversion rate in effect on the date of each payment.

(9)	Represents payments of school tuition for Mr. Teunissen’s children.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2012

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2012.

								All Other Share Awards: Number of Shares or Share Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Share and Option Awards ($)(5)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)(1)	Target ($)		Maximum ($)
Robert S. Keane	09/26/2011	(6)	0	752,725	(7)	1,881,813	(8)
	09/26/2011		0	570,000	(9)	1,054,500	(10)
	05/04/2012							—	1,000,000	50.00	17,624,626
Katryn Blake	09/26/2011		0	270,000	(7)	675,000	(8)
	09/26/2011		0	375,000	(9)	693,750	(10)
	05/04/2012							31,100	148,755	50.00	3,852,663
Donald R. Nelson	09/26/2011		0	180,000	(7)	450,000	(8)
	09/26/2011		0	300,000	(9)	555,000	(10)
	05/04/2012							19,893	193,189	50.00	4,230,749
Nicholas Ruotolo	09/26/2011		0	270,000	(7)	675,000	(8)
	09/26/2011		0	375,000	(9)	693,750	(10)
Ernst J. Teunissen	09/26/2011	(6)	0	262,143	(7)	655,358	(8)
	09/26/2011		0	375,000	(9)	693,750	(10)
	05/04/2012							23,209	225,386	50.00	4,935,872

(1)	The amounts reported in this column represent the amounts that would have been payable under our named executive officers’ annual cash incentive and long-term cash incentive awards if we did not meet our minimum constant currency revenue and EPS targets.

(2)	The amounts reported in this column represent restricted share units granted under our 2011 Equity Incentive Plan that vest 25% one year after they are granted and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(3)	The amounts reported in this column represent premium-priced share options granted under our 2011 Equity Incentive Plan that vest over seven years and have an eight-year term.

(4)	The exercise price of these premium-priced share options was 33% higher than the closing price of Vistaprint’s ordinary shares on NASDAQ on the grant dates. The Compensation Committee chose this exercise price in part because it is higher than the highest of the three-, six-, and twelve-month trailing averages of Vistaprint’s share price on NASDAQ as of the July 28, 2011 public announcement of our five-year growth strategy. Thus this premium exercise price ensures that Vistaprint’s share price must increase above the price before the announcement of our strategy in order for the named executive officers to realize any returns on these awards.

(5)	The amounts reported in this column represent the grant date fair value for each executive officer’s share-based awards computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The value of the share options granted to Ms. Blake and Messrs. Nelson and Teunissen represents the total approximate value of all traditional share options that Vistaprint would have granted to these executives over a four-year period. The value of Mr. Keane’s share option reported in this table plus a subsequent option to purchase 224,462 shares granted to him on August 1, 2012 (which does not appear in this table because it was granted in fiscal 2013) represent in the aggregate the total approximate value of all long-term incentive awards of any kind that Vistaprint would have granted to Mr. Keane over a four-year period. Due to a limitation in our 2011 Equity Incentive Plan that we may not grant awards for more than 1,000,000 shares in any fiscal year to any participant, we divided Mr. Keane’s share option into two parts that were granted separately in each of Vistaprint’s fiscal years 2012 and 2013 for purposes of complying with the limitation set forth in the plan. Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Vistaprint shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to Ms. Blake or Messrs. Nelson or Teunissen.

(6)	The estimated amounts in this row would be payable to Messrs. Keane and Teunissen in Euros. For purposes of this table, we converted these estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.2483, based on the 30-day average currency exchange rate for June 1-30, 2012, which was the end of our most recent fiscal year.

(7)	These amounts represent target annual cash incentives for our fiscal year ended June 30, 2012, which were based 50% on our achievement of constant currency revenue targets and 50% on our achievement of EPS targets for fiscal 2012. These amounts represent payments that our named executive officers are eligible to receive under their fiscal 2012 annual cash incentive awards for 100% achievement of our targets for fiscal 2012. You can find more information on the amounts actually paid to our executive officers under their fiscal 2012 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(8)	These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2012. The payout under our annual cash incentives is capped at 250% of each executive officer’s target amount. In fact, based on our achievement of our targets for fiscal 2012, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2012 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(9)

These amounts represent target long-term cash incentives. Each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2012, 2013, 2014 and 2015 based on our achievement of EPS targets for each fiscal year. The EPS targets are expressed as dollar values in the low, medium and upper ranges. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2012 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(10)	These amounts represent the maximum amounts payable under our named executive officers’ long-term cash incentives. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the upper range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2012 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at June 30, 2012

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2012 for each of our named executive officers.

	Option Awards						Share Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price (1)($)		Option Expiration Date		Number of Shares or Share Units That Have Not Vested (2)(#)	Market Value of Shares or Share Units That Have Not Vested (3)($)
Name	(#) Exercisable	(#) Unexercisable
Robert S. Keane(4)	150,000	—	4.11		01/28/2014
	700,000	—	12.33		05/31/2015
	130,050	—	23.31		08/04/2016
	143,618	—	37.51		05/15/2017
	333,318	—	34.87		05/02/2018
	109,520	36,508	34.25		05/07/2019
	48,400	48,400	47.91		05/06/2020
	26,310	78,930	54.02		05/05/2021
	—	1,000,000	50.00	(5)	05/04/2020	(5)
							55,550	1,794,265
Katryn Blake	6,259	—	23.31		08/04/2016
	17,478	—	33.47		08/06/2017
	8,720	14,535	41.02		11/22/2020
	2,077	6,231	54.02		05/05/2021
	—	148,755	50.00	(5)	05/04/2020	(5)
							65,020	2,100,146
Donald R. Nelson	10,000	—	22.12		07/31/2016
	19,333	—	33.47		08/06/2017
	1,661	4,985	54.02		05/05/2021
	—	193,189	50.00	(5)	05/04/2020	(5)
							43,595	1,408,119
Nicholas Ruotolo	2,672	—	23.31		08/04/2016
	12,097	—	33.47		08/06/2017
	8,720	—	41.02		11/22/2020
	2,077	—	54.02		05/05/2021
							—	—
Ernst J. Teunissen	6,088	13,396	48.89		03/01/2021
	2,077	6,231	54.02		05/05/2021
	—	225,386	50.00	(5)	05/04/2020	(5)
							52,801	1,705,472

(1)	Except as set forth in footnote 5 below, each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option after one year and 6.25% per quarter thereafter. Except as set forth in footnote 5, each share option expires 10 years after the date on which it was granted.

(2)	So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, as to 25% of the shares subject to the unit after one year and 6.25% per quarter thereafter.

(3)	The market value of the restricted share units is determined by multiplying the number of restricted share units by $32.30 per share, which was the closing price of our ordinary shares on NASDAQ on June 29, 2012, the last trading day of our fiscal year 2012.

(4)	All of Mr. Keane’s awards are held by his Trusts.

(5)	These awards are premium-priced share options with an exercise price at least 33% higher than the closing price of Vistaprint’s ordinary shares on NASDAQ on the grant date. The Compensation Committee chose this exercise price in part because it is higher than the highest of the three-, six-, and twelve-month trailing averages of Vistaprint’s share price on NASDAQ as of the July 28, 2011 public announcement of our five-year growth strategy. The premium-priced share options vest over seven years and have an eight-year term.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2012

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2012 for each of our named executive officers.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
Robert S. Keane	—	—	24,687	897,194
Katryn Blake	—	—	25,942	958,815
Donald R. Nelson	—	—	21,035	809,005
Nicholas Ruotolo	—	—	45,820	1,599,615
Ernst J. Teunissen	—	—	13,563	514,329

(1)	Represents the net amount realized from all option exercises during fiscal 2012. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on NASDAQ on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on NASDAQ on the vesting date.

COMPENSATION OF SUPERVISORY BOARD MEMBERS

The following contains information with respect to the compensation earned by our supervisory directors in the fiscal year ended June 30, 2012:

Name	Fees Earned or Paid in Cash ($)	Share Awards (1)($)	Option Awards (1)($)	Total ($)
John J. Gavin, Jr.	61,000	109,993	49,995	220,988
Peter Gyenes	56,000	109,993	49,995	215,988
George M. Overholser	56,000	109,993	49,995	215,988
Louis R. Page	56,000	109,993	49,995	215,988
Richard T. Riley	81,000	109,993	49,995	240,988
Mark T. Thomas	46,000	109,993	49,995	205,988

(1)	The value of the share awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on NASDAQ on the date of grant.

Outstanding Equity Awards Held by Supervisory Directors at June 30, 2012

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2012 for each of our supervisory directors.

	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price (1)($)	Option Expiration Date	Number of Shares or Share Units That Have Not Vested (2)(#)	Market Value of Shares or Share Units That Have Not Vested (3)($)

Name	(#) Exercisable	(#) Unexercisable

John J. Gavin, Jr.	12,018	—	24.32	08/21/2016
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	9,548	—	15.94	11/07/2018
	1,599	320	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,242	137,017

Peter Gyenes	17,389	—	24.33	02/05/2019
	1,599	320	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,242	137,017

George M. Overholser	14,500	—	4.11	07/29/2014
	1,462	—	33.24	11/14/2016
	1,324	—	46.18	11/02/2017
	3,183	—	15.94	11/07/2018
	1,439	320	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,242	137,017

	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price (1)($)	Option Expiration Date	Number of Shares or Share Units That Have Not Vested (2)(#)	Market Value of Shares or Share Units That Have Not Vested (3)($)

Name	(#) Exercisable	(#) Unexercisable

Louis R. Page	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	9,548	—	15.94	11/07/2018
	1,599	320	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,242	137,017

Richard T. Riley	30,000	—	4.11	02/01/2015
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/02/2017
	9,548	—	15.94	11/07/2018
	1,599	320	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,242	137,017

Mark T. Thomas	4,798	960	54.46	11/17/2019
	1,221	1,222	40.99	11/12/2020
	448	2,242	35.77	11/03/2021
					4,288	138,502

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)	Each restricted share unit vests, and the vested shares are issued to the supervisory director, as to 8.33% of the shares subject to the unit per quarter, so long as the supervisory director continues to serve as a supervisory director on each such vesting date.

(3)	The market value of the restricted share units is determined by multiplying the number of restricted share units by $32.30 per share, which was the closing price of our ordinary shares on NASDAQ on June 29, 2012, the last trading day of our fiscal year 2012.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When we initially set our supervisory directors’ compensation, we considered the significant amount of time that supervisory directors expend in fulfilling their duties to Vistaprint, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group.

Fees

We pay our supervisory directors the following fees for their service on our Supervisory Board:

All supervisory directors	• $24,000 retainer per fiscal year
• $10,000 retainer per fiscal year for each committee of the Supervisory Board on which the director serves
• $3,000 for each regularly scheduled Supervisory Board meeting that the director physically attends
Chairman of the Supervisory Board	$15,000 retainer per fiscal year
Chairman of our Audit Committee	$15,000 retainer per fiscal year
Chairmen of our Compensation Committee and Nominating and Corporate Governance Committee	$10,000 retainer per fiscal year

We also reimburse our supervisory directors for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees.

Equity Grants

On the date of each annual general meeting, each supervisory director receives two equity grants:

(1) a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and

(2) restricted share units having a fair value equal to $110,000 granted under our 2011 Equity Incentive Plan.

Each newly appointed supervisory director receives two equity grants upon his or her initial appointment to the Supervisory Board:

(1) a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and

(2) restricted share units having a fair value equal to $125,000, granted under our 2011 Equity Incentive Plan.

The supervisory directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date. Each option expires upon the earlier of ten years from the date of grant or three months after the supervisory director ceases to serve as a director. The exercise price of the options granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, is the fair market value of our ordinary shares on the date of grant.

For the purposes of determining the number of share options and restricted share units to be granted at each annual general meeting or upon initial appointment, the fair value of each share option and restricted share unit is determined by the Supervisory Board using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal 2012, we used the Black-Scholes model to determine fair market value of share options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. Gyenes, Overholser, and Page served as members of our Compensation Committee. During fiscal 2012, no member of our Compensation Committee was an officer or employee of Vistaprint or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2012 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	4,275,039	$34.02	3,833,226	(3)
Equity compensation plans not approved by shareholders(2)	—	—	—

Total	4,275,039	$34.02	3,833,226	(3)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, Amended and Restated 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Share Option Plan, and 2011 Equity Incentive Plan. This column does not include an aggregate of 1,099,390 shares underlying restricted share units that were unvested as of June 30, 2012.

(2)	Consists of our 2011 Inducement Share Plan. This column does not include an aggregate of 506,343 restricted shares outstanding as of June 30, 2012.

(3)	Includes 3,717,752 shares available for future awards under our 2011 Equity Incentive Plan and 115,474 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our 2011 Inducement Share Plan, Amended and Restated 2005 Equity Incentive Plan, or Amended and Restated 2000-2002 Share Incentive Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Supervisory Board and Management Board recommend that you vote FOR proposals 1-11.

1. To vote FOR or WITHHOLD vote for Mark T. Thomas:	For	Withhold	For Other Nominee (to vote for another	+
For the sole open position, the Supervisory Board has nominated Mark T. Thomas and John J. Gavin, Jr. to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2016. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Thomas for this position.	☐	☐	nominee, write the nominee’s name below)

2. To vote FOR or WITHHOLD vote for Hauke Hansen:	For	Withhold	For Other Nominee (to vote for another
For the sole open position on our Management Board, the Supervisory Board has nominated Hauke Hansen and Katryn Blake to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2016. The Supervisory Board recommends that shareholders vote for the appointment of Dr. Hansen for this position.	☐	☐	nominee, write the nominee’s name below)

		For	Against	Abstain			For	Against	Abstain

3.	Adopt our statutory annual accounts for the fiscal year ended June 30, 2012.	☐	☐	☐	7.	Authorize the Management Board, acting with the approval of the Supervisory Board, to repurchase up to 3,400,000 of our issued and outstanding ordinary shares until May 8, 2014.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain

4.	Discharge the members of our Management Board from liability with respect to the exercise of their duties during the year ended June 30, 2012.	☐	☐	☐	8.	Approve an amendment to our articles of association to reduce our authorized capital to 2,000,000 Euros divided into 100,000,000 ordinary shares and 100,000,000 preferred shares.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain

5.	Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the year ended June 30, 2012.	☐	☐	☐	9.	Approve the cancellation of 5,869,662 ordinary shares held in our treasury account.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain

6.	Authorize the Management Board, acting with the approval of the Supervisory Board, to repurchase up to 6,800,000 of our issued and outstanding ordinary shares until May 8, 2014.	☐	☐	☐	10.	Appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.	☐	☐	☐
							For	Against	Abstain

					11.	Vote on a non-binding “say on pay” proposal regarding the compensation of our named executive officers.	☐	☐	☐

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+
Proxy — VISTAPRINT N.V.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD

2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS – NOVEMBER 8, 2012

The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Kathryn Leach and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Vistaprint N.V. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company on Thursday, November 8, 2012, at the offices of Albumprinter B.V., a Vistaprint subsidiary, at Stationsplein 53-57, 1012 AB Amsterdam, the Netherlands commencing at 7:00 p.m. Central European Time and any adjournments thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE, OR VOTES IN PERSON AT THE MEETING.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual General Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+